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                                                                     EXHIBIT 9.2

                           SECURITYHOLDERS AGREEMENT

     This Securityholders Agreement ("Agreement"), dated as of February 25, 1998, is entered into by and among American Restaurant Group, Inc., a Delaware corporation ("Company"), American Restaurant Group Holdings, Inc., a Delaware corporation ("Holdings"), Jefferies & Company, Inc. ("Jefferies"), TCW Shared Opportunity Fund II, L.P. ("TCW Opp II"), TCW Leveraged Income Trust, L.P. ("TCW Lev"), Brown University ("Brown"), TCW Shared Opportunity Fund IIB, LLC ("TCW Opp IIB" and, together with TCW Opp II, TCW Lev and Brown, the "TCW Investors"), TCW Asset Management Company ("TAMCO"), and each of the persons identified on the signature pages hereto as "Management Stockholders" (collectively, "Management Stockholders" and, together with Holdings, Jefferies, TCW Investors and TAMCO, "Holders").

     WHEREAS, Holdings is the owner of the number of shares of common stock of the Company, par value $.01 per share ("Common Stock"), set forth opposite Holdings' name on Schedule I;

     WHEREAS, each Management Stockholder is the owner of the aggregate number of shares of Common Stock set forth opposite the name of such Management Stockholder on Schedule I;

     WHEREAS, pursuant to a Purchase Agreement, dated as of February 13, 1998 (as the same exists on the date hereof without any amendment, modification or waiver, "Purchase Agreement"), by and among Jefferies, Company and the other ARG Entities identified on the signature pages thereto, Company has issued, and Jefferies has purchased, among other things, 35,000 units ("Units") consisting of $35,000,000 aggregate initial liquidation preference of Company's 12% Senior Exchangeable Preferred Stock ("Preferred Stock") and 35,000 Warrants ("Warrants") exercisable for shares of Common Stock.

     WHEREAS, Company has agreed to issue to Jefferies, as a fee in connection with the transactions contemplated by the Offering Circular prepared by Company, dated February 17, 1998, relating to, among other things, the offering of the Units ("Offering Circular"), warrants exercisable for the number of shares of Common Stock set forth opposite Jefferies' name on Schedule I ("Jefferies Warrants");

     WHEREAS, Company has agreed to issue to TAMCO, as a fee in connection with the transactions contemplated by the Offering Circular, warrants exercisable for the number of shares of Common Stock set forth opposite TAMCO's name on Schedule I ("TAMCO Warrants" and, together with Jefferies Warrants, "Fee Warrants");

     WHEREAS, each TCW Investor desires to purchase from Jefferies a portion of the Units, including Warrants which are exercisable for the number of shares of Common Stock set forth opposite such TCW Investor's name on Schedule I, and as a
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condition to such purchase each of the parties hereto has agreed to enter into this Agreement.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                        REPRESENTATIONS AND WARRANTIES

            Section 1.1. Company Representations and Warranties. Company hereby represents and warrants to the TCW Investors and TAMCO as follows:

            (a) Company is duly incorporated and validly existing under the laws of the State of Delaware, has full right, power and authority to execute and enter into this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms.

            (b) There is no provision of any existing mortgage, indenture, contract, agreement or instrument to which Company or any of its Subsidiaries is a party or to which Company or any of its Subsidiaries is subject, and no statute, rule or decree of any court or government instrumentality binding upon Company or any of its Subsidiaries, which has been or may be contravened, breached or defaulted by Company's execution, delivery or performance of this Agreement.

            (c) There is no legal, administrative or arbitration proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any other Person which questions the validity of this Agreement.

            (d) There is no covenant, approval or authorization of, or designation, declaration or filing with, any Person that is required in connection with the execution, delivery or performance by Company of this Agreement or any action taken or to be taken by Company hereunder, except those that have been obtained and are in full force and effect as of the date of the execution and delivery hereof.

            (e) Each of the following is in full force and effect and has not been further amended or modified (and, with respect to the Certificate of Incorporation and Certificate of Designation, has been duly filed with the Secretary of State of the State of Delaware):





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            (i) The Certificate of Incorporation, the Certificate of Designation
            and Bylaws of Company (the "Charter Documents"); and

            (ii) The Employment Agreements.

            (f) Immediately upon issuance of the Warrants, and without any further action on the part of any Person, (i) William J. McCaffrey, Jr.'s resignation from the Board and all committees of the Board will be effective in all respects; (ii) the Board will be comprised solely of Robert Beyer, Anwar S. Soliman, Ralph S. Roberts and Jeffry Weinhuff, and the fifth director position on the Board will be vacant; (iii) the Compensation Committee will be comprised solely of Robert Beyer, Anwar S. Soliman and Jeffry Weinhuff, and a fourth director position on the Compensation Committee will be vacant and (iv) all other committees of the Board shall be comprised of at least Robert Beyer and have at least one vacancy.

            (g) The authorized Capital Stock of Company consists solely of 1,000,000 shares of Common Stock and 160,000 shares of preferred stock, of which only the Preferred Stock and the other shares identified on Schedule I are outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. The only Convertible Securities of Company are the Warrants and the Fee Warrants and there is no other outstanding commitments on the part of Company to issue any Common Stock, Convertible Securities or other Capital Stock of Company, other than dividends paid, at the option of Company, in shares of Preferred Stock on the Preferred Stock.

            (h) Company has no Subsidiaries other than the ARG Entities identified on the signature pages to the Purchase Agreement, each of which is a Wholly Owned Subsidiary, and there is no commitment on the part of any such ARG Entity to issue any of its Capital Stock to a Person other than to Company or to a Wholly Owned Subsidiary.

            (i) Each stock certificate evidencing outstanding shares of Common Stock set forth on Schedule I will contain the legend set forth in Section 3.4.

            Section 1.2. Holder Representations and Warranties. Each Holder hereby represents and warrants, severally but not jointly, to the other Holders as follows:

            (a) If such Holder is not a natural person, such Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.





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            (b) Such Holder has full right, power and authority to execute and enter into this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms.

            (c) There is no provision of any existing mortgage, indenture, contract, agreement or instrument to which such Holder is a party or to which such Holder is subject, and no statute, rule or decree of any court or government instrumentality binding upon such Holder, which has been or may be contravened, breached or defaulted by such Holder's execution, delivery or performance of this Agreement.

            (d) There is no legal, administrative or arbitration proceeding or investigation pending or, to the knowledge of such Holder, threatened against such Holder or any other Person which questions the validity of this Agreement.

            (e) There is no covenant, approval or authorization of, or designation, declaration or filing with, any Person that is required in connection with the execution, delivery or performance by such Holder of this Agreement or any action taken or to be taken by such Holder hereunder, except those that have been obtained and are in full force and effect as of the date of the execution and delivery hereof.

            (f) The total number of shares of Common Stock or Capital Stock (other than shares of Preferred Stock) of the Company and the number of shares of Common Stock issuable upon exercise of the Warrants, the Fee Warrants or other Convertible Securities of Company, owned or controlled, directly or indirectly, by such Holder is set forth on Schedule I. No Holder has the right to purchase any shares of the Capital Stock of any Subsidiary of the Company.


                                  ARTICLE II

              BOARD OF DIRECTORS; SIGNIFICANT BUSINESS DECISIONS

            Section 2.1. Number of Directors. Each Holder agrees that, except as otherwise specifically provided herein or in the Certificate of Designation under which the Preferred Stock is issued, the Board of Directors of the Company (the "Board") shall consist of five (5) directors.

            Section 2.2. Identity of Directors. Each Holder agrees that the Board shall be comprised of (x) two (2) directors nominated by the TCW Investors ("TCW Directors"), (y) two (2) directors nominated by the Management Stockholders ("Management Directors"), and (z) one (1) director nominated by Jefferies (the "Remaining Director"); provided that on and after the Public Company Date, the right to nominate, replace and remove the




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Remaining Director shall be mutually agreed upon by the TCW Investors and the
Management Stockholders (subject to the occurrence of the New Management Date), and Jefferies shall have no further right hereunder to designate any person to serve as a member of the Board; provided, further, that from and after the date upon which both Anwar S. Soliman and Ralph S. Roberts cease to be employed as executive officers of Company (such date, the "New Management Date"), (i) the right of the Management Stockholders hereunder to nominate, replace and remove the Management Directors as provided in clause (y) above shall terminate and each Holder agrees that the directors for the two Board seats formerly reserved for the Management Directors shall be nominated, replaced and removed by the stockholders of the Company by a vote of holders of a majority of the outstanding shares of Common Stock or such lesser vote as is required to elect directors at a duly called stockholders meeting (such vote, a "Stockholder Vote") and (ii) if the Public Company Date has also occurred, the right of the Management Stockholders hereunder to participate in the nomination, replacement and removal of the Remaining Director as provided in the first proviso shall terminate and each Holder agrees that the director for the one Board seat formerly reserved for the Remaining Director shall be designated by the majority of the members of the Board, subject to election by a Stockholder Vote. No Holder to this Agreement shall transfer or assign, directly or indirectly, such Holder's right to designate a director to serve on the Board of the Company or otherwise enter into any arrangement or agreement that has the effect of transferring or assigning such designation rights, except with respect to transfers or assignments to a Permitted Transferee of such Holder; provided, that such Permitted Transferee agrees to be bound by the terms of this Agreement to the same extent as the Holder from whom the transfer was made; provided, further, that Jefferies shall not transfer its right to designate a director under any circumstances.

            The TCW Investors hereby nominate Robert Beyer as one of the initial TCW Directors; the other initial TCW Director shall be nominated by the TCW Investors after the date hereof. The Management Stockholders hereby nominate Anwar S. Soliman and Ralph S. Roberts as the initial Management Directors. Jefferies hereby nominates Jeffry Weinhuff as the initial Remaining Director. Should these initial directors or any other individual nominated as a director pursuant to this Section 2.2 be unwilling or unable to serve, or otherwise cease to serve for any reason (including by means of removal or replacement in accordance with the following sentence), the TCW Investors (with respect to the Board seats reserved for the TCW Directors), the Management Stockholders for so long as they have the right hereunder to nominate the Management Directors (with respect to the Board seats reserved for the Management Directors), Jefferies for so long as Jefferies has the right hereunder to nominate the Remaining Director (with respect to the Board seat reserved for the Remaining Director), the stockholders by Stockholder Vote after the New Management Date (with respect to the Board seats




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formerly reserved for the Management Directors), and a majority of the Board after both the Public Company Date and the New Management Date (with respect to nomination of a person to fill the Board seat formerly reserved for the Remaining Director), as the case may be, shall be entitled at any time to nominate or designate any replacement to fill the vacancy existing in a Board seat for which they or it, as the case may be, have a right of nomination under this Section 2.2; provided that the majority of the members of the Board shall have the exclusive right hereunder, once both the Public Company Date and the New Management Date have occurred, to nominate a person to fill any vacancy created in the Board seat formerly reserved for the Remaining Director, subject to election by the stockholders by Stockholder Vote. (i) If the TCW Investors propose to remove or replace any TCW Director; or (ii) if (a) the Management Stockholders, for so long as Management Stockholders have the right to nominate the Management Directors, propose to remove or replace any Management Director and (b) following the New Management Date, the stockholders of Company by Stockholder Vote, propose to remove or replace any Management Director or any director holding a Board seat formerly reserved for a Management Director; or
(iii) if (x) Jefferies, for so long as Jefferies has the right to nominate the Remaining Director, proposes to remove or replace the Remaining Director and (y) following the Public Company Date but before the New Management Date, the TCW Investors and the Management Stockholders, acting by mutual consent, propose to remove or replace the Remaining Director and (z) following both the Public Company Date and the New Management Date, the stockholders by Stockholder Vote remove the Remaining Director or the director elected to the Board Seat formerly reserved for the Remaining Director, as applicable, then each Holder agrees, with respect to each of clauses (i) through (iii), to take all action in its power to cause such removal or replacement and any resulting vacancy shall be filled in accordance with the preceding sentence and the nominating rights set forth in the first paragraph of this Section 2.2. The Holders agree not to take any action to remove or replace, with or without cause, any director other than in accordance with the foregoing.

            The failure to exercise any nominating rights, or other rights with respect to directors pursuant to this Section 2.2, shall not constitute a waiver or diminution of such rights, nor shall it prevent a Holder or group of Holders from fully exercising such rights prospectively. Nothing in this Agreement shall limit the rights of the holders of the Preferred Stock pursuant to Section 5 of the Certificate of Designation to elect additional directors to serve on the Company's Board of Directors and each Holder agrees to take all action, to the extent that it has the power to do so, necessary to increase the size of the Board and cause the additional directors elected by the holders of the Preferred Stock to fill the vacancies thereby created in accordance with such holders' rights under the Certificate of Designation.




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            Section 2.3. Board Action. Each Holder covenants and agrees to take all action, to the extent that it has the power to do so, so that at least three directors must be present, in person, by telephone or by proxy, at every meeting of the Board to constitute a quorum. Each director shall be given notice at least ten (10) business days prior to all Board meetings unless such director attends the meeting or waives such notice in writing. Any proposal to be acted upon by the Board (other than a proposal with respect to or relating to any matter referred to a committee established pursuant to Sections 2.4 and 2.5 hereof) shall require the approval of the majority of a quorum.

            Section 2.4. Compensation Committee. Each Holder covenants and agrees to take all action in its power, so that a compensation committee of the Board ("Compensation Committee") is established and comprised of four directors, consisting of the two TCW Directors, one Management Director and the Remaining Director. The Compensation Committee shall determine the compensation of management and the structuring of performance incentive plans, including without limitation any issuances of Capital Stock or Convertible Securities by Company to the management of Company and its Subsidiaries (other than stock owned by Management Stockholders and listed on Schedule I) and any amendments or renewals of the Employment Agreements.

            Section 2.5. Other Committees of the Board of Directors. Each Holder covenants and agrees that in its power, the two TCW Directors shall be entitled, but not obligated, to serve on any committee established by the Board.

            Section 2.6. Significant Business Decisions. Notwithstanding that no vote may be required, or that a lesser percentage vote may be specified, by law, by the Charter Documents, or otherwise, Company and each of the Holders covenant and agree, to the extent such Holder has the power to do so, that Company shall not take, and shall not cause or permit any Subsidiary of Company to take, any of the following actions, in a single transaction or a series of related transactions, without the written approval of the TCW Investors:

            (a) merge or consolidate with or into any other corporation (other than transactions solely involving the merger or consolidation of a Wholly Owned Subsidiary of Company with or into Company or another Wholly Owned Subsidiary of Company);

            (b) purchase, lease or otherwise acquire any material amount (as hereinafter defined) of securities or assets of any other Person;

            (c) commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or receivership or similar




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      law; consent to the institution of or fail to contest in a timely and appropriate manner any such proceeding or filing; apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or any of its Subsidiaries; file an answer admitting the material allegations of a petition filed against it in any such proceeding; make a general assignment for the benefit of creditors; admit in writing its inability or fail generally to pay its debts as they become due; or take any action for the purpose of effecting any of the foregoing;

            (d) sell, lease, exchange, transfer or otherwise dispose of any capital stock of Subsidiaries, or a material amount of its other assets;

            (e) except as otherwise contemplated herein, enter into or engage in, or amend or modify the terms of, or terminate any transaction or arrangement between Company or any of its Subsidiaries, on the one hand, and any director of Company, any relative of any such director or any Affiliate of any such director or relative (including, without limitation, (i) any transaction or arrangement regarding employment or the appointment or removal of any such Person as an officer or employee of Company or any of its Subsidiaries and (ii) any transaction or arrangement regarding employment or the appointment or removal of any of Anwar S. Soliman, Ralph
      S. Roberts or Wilfred H. Partridge as an officer, employee or director of Company or any of its Subsidiaries), on the other hand;

            (f) amend, modify or repeal any provision of the Charter Documents or any similar governing document of any Subsidiary of Company, or any provision of this Agreement;

            (g) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any equity securities, other than the Preferred Stock, of Company;

            (h) issue any equity securities of Company or of any Subsidiary of Company (except, (i) issuances to Company or a Wholly Owned Subsidiary of Company or (ii) Permitted Issuances; or

            (i) enter into any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

For purposes of this Section 2.6, a "material amount" means a cash amount (or its equivalent) that equals or exceeds $15,000,000.

            Section 2.7. Further Assurances. Each of the Holders covenants and agrees, subject to compliance with applicable law, to take all action, including voting, or taking action by consent




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with respect to, all shares of Common Stock owned or controlled, directly or indirectly, at any time by such Holder, in accordance with the terms of this Agreement, including without limitation, voting, or acting promptly by written consent, in favor of (i) the election of the directors nominated in accordance with Section 2.2 hereof and (ii) any amendment to the Charter Documents to cause the parties hereto to comply with the terms of this Agreement. Except for rights granted to a Holder pursuant to the Certificate of Designation, each Holder hereby waives, to the fullest extent permitted by law, any rights it has under any other agreement or arrangement that are inconsistent with the provisions of this Agreement.


                                   ARTICLE III

                            RESTRICTIONS ON TRANSFERS

            Section 3.1. Restrictions on Transfers; Permitted Transferees. (a) Company and each Holder, severally and not jointly, agrees and acknowledges that Company or such Holder, as applicable, will not, directly or indirectly, offer, issue, sell, assign, pledge, encumber or otherwise transfer (each, a "Transfer") any shares of Common Stock or Convertible Securities or solicit any offers to purchase or otherwise acquire or make a pledge of any shares of Common Stock or Convertible Securities unless such Transfer complies with the provisions of this Agreement; provided, however, that immediately prior to an IPO the parties hereto agree to negotiate in good faith and without seeking any additional compensation to establish an arrangement that both (x) permits the Holders and the Holders' Permitted Transferees hereunder to Transfer their equity securities of the Company without the Transfer being subject to the provisions of this Agreement, including any Transfer restrictions (other than those restrictions imposed by Section 3.2 and 3.3 hereof) and (y) preserves the rights of the TCW Investors to designate and cause the TCW Directors to serve on the Board under
Article II and, to the extent practicable, to preserve such other rights as the TCW Investors deem significant.

            (b) No Holder shall Transfer any shares of Common Stock or Convertible Securities to any Person (regardless of the manner in which such Holder initially acquired such shares or securities) nor shall Company Transfer any shares of Common Stock or Convertible Securities to any Person (all Persons acquiring or receiving a Transfer of shares of Common Stock or Convertible Securities from a Holder or from Company or from one of their respective Permitted Transferees, regardless of the method of Transfer, shall be referred to collectively as "Transferees" and individually as a "Transferee"), unless (i) such shares of Common Stock or Convertible Securities bear legends as provided in Section 3.4 hereof and (ii) such Transferee shall have executed and delivered to Company and the TCW Investors, as a condition precedent to any Transfer of shares of Common Stock or




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Convertible Securities, an instrument in form and substance satisfactory to
Company and the TCW Investors confirming that such Transferee takes such shares or securities subject to all the terms and conditions of this Agreement, and agrees to be bound by the terms of this Agreement to the same extent as the Holder from whom the Transfer was made. Company shall not transfer upon its books any shares of Common Stock or Convertible Securities to any Person except in accordance with this Agreement and any attempted Transfer that is not in compliance with the terms hereof shall be void. Notwithstanding the foregoing, this Section 3.1(b) shall not apply to:

      (i) Permitted Issuances by Company approved by the Board or, as applicable, approved by the Compensation Committee;

      (ii) Any Transfer by the TCW Investors, by TAMCO, by the TCW Investors' Permitted Transferees, or by TAMCO's Permitted Transferees, in each case, to any Transferee; or

      (iii) Any Transfer by any of the Holders (other than TCW Investors, TAMCO, TCW Investors' Permitted Transferees or TAMCO's Permitted Transferees) or such Holder's respective Permitted Transferees; provided that immediately after giving effect to such Transfer, all Holders and Permitted Transferees who are then parties to this Agreement own and control (including, without limitation, the power to vote for directors and approve amendments to the Charter Documents) at least a majority of the outstanding shares of Common Stock measured on both an actual and fully diluted basis (assuming, with respect solely to the determination of outstanding shares on a fully diluted basis, the exercise of all Convertible Securities as of the time of determination); provided, further, that with respect to Transfers under this clause (iii) by Holdings and its Permitted Transferees, Holdings and its Permitted Transferees first comply with the provisions of Sections 3.2 and 3.3 hereof.

            (c) Except as specifically contemplated hereby, no Holder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any shares of Common Stock or Convertible Securities nor shall any Holder enter into any stockholder agreements or arrangements of any kind with any Person with respect to any shares of Common Stock or Convertible Securities inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Holders or holders of shares of Common Stock or Convertible Securities who are not parties to this Agreement), including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock, nor shall any Holder act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of shares of Common Stock or




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Convertible Securities in any manner which is inconsistent with the provisions of this Agreement.

            (d) The provisions of Section 3.2 and 3.3 hereof shall not apply:
(i) to any Transfer (for consideration or as a gift) by any Holder to any spouse, child, parent, sibling or grandchild of such Holder, or by any of such relatives to such Holder or to any one or more of such relatives, or by any Holder or any such relatives to a trust of which there are no principal beneficiaries other than one or more of such relatives; (ii) to any Transfer to a legal representative in the event any Holder becomes mentally incompetent;
(iii) to any Transfer by will or the laws of descent; (iv) with respect to a Holder which is a corporation, partnership or limited liability company, to any Transfer by such Holder to any Affiliate thereof; (v) to bona fide pledgees of shares of Common Stock or Convertible Securities by a Holder to Company, a bank or other financial institution in order to secure indebtedness for borrowed money incurred by such Holder in order to finance or refinance the purchase of shares of Common Stock or Convertible Securities or to pay taxes related to the sale of such shares or securities by such Holder; (vi) with respect to any Holder which is a limited partnership, to the partners, or a liquidating trust for the benefit of the partners, of such Holder in accordance with the provisions of the limited partnership agreement governing such Holder as then in effect; (vii) to any Transfer to any Affiliate of the TCW Investors or TAMCO;
(viii) subject to applicable securities laws, to any Transfer by Jefferies to an employee of Jefferies; provided that with respect to each of clauses (i) through
(viii), each Transferee, donee, distributee or pledgee (a "Permitted Transferee") agrees to take such shares subject to and to comply with the provisions of Section 3.1(b) hereof. For purposes hereof, the Permitted Transferees of a Holder shall include the Permitted Transferees of such Holder's Permitted Transferees.

            Section 3.2. Right of First Offer. (a) Except for Permitted Issuances by Company, Transfers by Holdings to Permitted Transferees of Holdings and, following an IPO, sales to the public in either registered underwritten offerings or pursuant to Rule 144 under the Securities Act of 1933, as amended, any action by Company, Holdings or any Permitted Transferees of Holdings (each, a "Seller") to issue or Transfer any shares of Common Stock or Convertible Securities shall first be preceded by written notice (a "Seller's Notice") to the TCW Investors stating Seller's desire to make such Transfer, the number of shares of Common Stock or Convertible Securities proposed to be Transferred (the "Offered Securities") and the cash price which Seller proposes to be paid for the Offered Securities (the "First Offer Price").

            (b) Upon receipt of Seller's Notice (the "First Offer"), the TCW Investors shall have the irrevocable and exclusive option to purchase up to all of the Offered Securities at the First Offer Price. The TCW Investors shall have 15 days




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from the date of the Seller's Notice to accept the First Offer, in whole or in part, by delivering a written notice to Seller stating the number of Offered Securities the TCW Investors desire to purchase.

            (c) If the Seller's Notice shall be duly given, and if the TCW Investors shall not exercise their option to purchase the Offered Securities at the First Offer Price, then Seller shall be free (subject to Section 3.3 hereof), for a period of 60 days from the earlier of (i) the 30th day following the date of the Seller's Notice or (ii) the date Seller shall have received written notice from the TCW Investors stating the TCW Investors' intention not to exercise their rights under the First Offer, to Transfer the Offered Securities to any third party Transferee at a cash price equal to or greater than the First Offer Price; provided that such Transfer complies with the provisions of Section 3.1 of this Agreement.

            (d) If the proposed purchase price of a Transferee for the Offered Securities is less than the First Offer Price, Seller shall not Transfer, in compliance with Section 3.1, any of the Offered Securities unless the Seller shall first reoffer the Offered Securities at such lesser price to the TCW Investors by giving written notice (the "Reoffer Notice") thereof, stating the Seller's intention to make such Transfer at such lower price (the "Reoffer Price"). The TCW Investors shall then have the irrevocable and exclusive option to purchase the Offered Securities at the Reoffer Price, exercisable in the same order of priority, proportions and manner as provided in Section 3.2(b). Any Offered Securities not purchased by the TCW Investors may be Transferred by Seller (subject to Section 3.3 hereof) to any third party Transferee within 60 days following the earlier of (i) the 30th day from the date of the Reoffer Notice or (ii) the date on which Seller shall have received written notice from the TCW Investors stating the TCW Investors' intention not to exercise the option granted in this Section 3.2(d), at a cash price equal to or greater than the Reoffer Price; provided that such Transfer complies with the provisions of
Section 3.1 of this Agreement.

            (e) If the TCW Investors do not exercise their option to purchase the Offered Securities at the First Offer Price or at the Reoffer Price, and Seller shall not have Transferred the Offered Securities to any third party Transferee approved by the Board for any reason before the expiration of the 60-day period described in Section 3.2(d) in the event of a Reoffer or, if no Reoffer Notice is given, the 60-day period described in Section 3.2(c), then Seller shall not give a Seller's Notice with respect to a transaction which would require compliance with this Section 3.2 for a period of three months from the last day of such applicable 60-day period.

            (f) The closing of all purchases pursuant to the first offer rights granted under this Section 3.2 shall take place at the principal offices of the Company at 10 a.m. on the later of (x) the tenth Business Day following the delivery to Seller of all notices exercising such first offer rights with respect to the Offered Securities to be sold by Seller or (y) the fifth Business Day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to such purchases, or at such other time and/or place as the parties to such purchases may agree. At such closing, (i) Seller shall assign and Transfer to the TCW Investors (or any nominees thereof) good and valid title to the shares being purchased by it, by delivery of the certificates representing the shares of Common Stock or Convertible Securities to be sold and Transferred, duly endorsed in blank, with the requisite stock transfer tax stamps attached, together with such stock powers, certificates, legal opinions and other instruments of Transfer as the TCW Investors shall reasonably request; and (ii) the TCW Investors shall pay to Seller the purchase price for the shares being purchased by them in cash, by delivery of a certified or bank check or by wire transfer of immediately available funds to such account as Seller shall direct by written notice delivered to the TCW Investors not later than two (2) Business Days before such closing.

            Section 3.3. Tag-Along Rights. In the event that (and without limiting the obligations to comply with Sections 3.1 and 3.2 hereof) Holdings or any of its Permitted Transferees (collectively, the "Tag Sellers") propose, pursuant to a single transaction or series of related transactions, to Transfer shares of Common Stock to any Person other than a Permitted Transferee of Holdings or, following an IPO, sales to the public in either registered underwritten offerings or pursuant to Rule 144 under the Securities Act of 1933, as amended (a "Purchaser"), then, the Tag Sellers shall provide notice of such proposed Transfer to the TCW Investors (a "Proposal Notice") no later than twenty (20) days prior to the proposed closing of such Transfer, and the TCW Investors shall have the right (a "Tag-Along Right") to require the Tag Seller to reduce the number of shares of Common Stock to be sold by the Tag Seller, and have Purchaser purchase from the TCW Investors, upon the same terms and conditions applicable to the Tag Seller, that number of shares of Common Stock derived by multiplying the total number of shares being offered to Purchaser by the TCW Investors' fractional interest, rounded up to the nearest whole number. For purposes of this Section, the term "fractional interest" means (a) the sum of the total number of shares of Common Stock owned by the TCW Investors and its Permitted Transferees (on a fully diluted basis, assuming exercise of all Warrants and other Convertible Securities as of the time of determination), divided by (b) the sum of (I) the aggregate number of shares of Common Stock owned by the TCW Investors and TAMCO and their Permitted Transferees plus (II) the aggregate number of shares of Common Stock owned by Holdings and, to the extent shares were Transferred by Holdings to a Permitted Transferee of Holdings, the number of shares of Common Stock owned by Holding's Permitted Transferees (on a fully diluted basis, assuming exercise of all Warrants and other Convertible Securities as of the time of determination). The TCW Investors shall give written notice of its decision to exercise its Tag-Along Right to the Tag Seller no later than ten (10) days after its receipt of a Proposal Notice.

            Section 3.4. Legend on Certificates. During the term of this Agreement, Company and each Holder, to the extent that such Holder has the power to do so, covenants and agrees that each outstanding certificate representing shares of Common Stock or Convertible Securities that are now owned or hereafter acquired by the Holders or otherwise subject to this Agreement shall bear a legend reading substantially as follows:

            The sale, assignment, pledge, encumbrance or other transfer of the securities represented by this certificate is subject to the provisions of a Securityholders Agreement, dated as of February 25, 1998, among the Company and the other parties named on the signature pages thereto, a copy of which is on file at the principal executive office of the Company.


                                  ARTICLE IV

                            ADDITIONAL AGREEMENTS

            Section 4.1. Restrictions on TCW Investors. The TCW Investors shall not transfer any of their rights under this Agreement; provided, that the TCW Investors and Permitted Transferees of the TCW Investors may Transfer, in whole or in part, any of their respective rights hereunder to Permitted Transferees who comply with the provisions of Section 3.1(b) hereof.

            Section 4.2. Tax Issues. If any withholding taxes imposed by Internal Revenue Code 1441 and 1442 (or any successor provision thereof) ("Taxes") with respect to the TCW Investors' partners that are not United States persons (collectively, the "Foreign Partners"), are required to be deducted or withheld from any amount payable to the TCW Investors either by Company or by any TCW Investor with respect to the TCW Investors' Foreign Partner's allocable share of the TCW Investors' income attributable to dividends on the Preferred Stock paid to the TCW Investors by Company, Company shall pay additional amounts in cash (either to the appropriate taxing authority or to the TCW Investors, as appropriate) so that the amount received and retained by the TCW Investors after the deduction or payment of such Taxes (including Taxes on such additional amounts) equals the amount the TCW Investors would have received and retained if no Taxes had been deducted or been payable by the TCW Investors; provided, that the Company shall in no event be obligated to pay additional amounts to the TCW Investors in the aggregate in excess of $125,000 each year. If Company acts as withholding agent, Company shall pay to the appropriate taxing authority all Taxes required to be deducted or withheld and shall, within 30 days after paying such Taxes, deliver to the TCW Investors the original or a certified copy of the receipt for such payment. The TCW Investors shall determine all amounts required to be paid by Company with respect to Taxes under this Section; provided that, at the request of Company, the TCW Investors shall provide Company with the information used in determining such amounts; provided, further, that if Company objects to such determination within 15 days, and such objection is accompanied by an opinion of tax counsel in support of such objection, then Company and the TCW Investors will negotiate in good faith to mutually resolve any disagreement over such determination and following the failure to mutually resolve such disagreement, either party may submit the matter to a "Big Six" accounting firm, reasonably acceptable to both parties, which does not serve as the primary independent accountants for either party, whose decision shall be final. The TCW Investors and the TCW Investors' Foreign Partners shall provide Company, at Company's request, properly completed forms, if applicable, W-8 and, if applicable, 1001 (or any successors thereto) with respect to the TCW Investors and the TCW Investors' Foreign Partners, provided that no such additional amounts shall be payable in respect of any dividends paid on the Preferred Stock to the extent that Taxes would not have been imposed but for the failure of the TCW Investors or the TCW Investors' Foreigner Partners to provide such forms. For purposes hereof, the parties agree that dividends shall be deemed to be paid and withholding required (x) with respect to dividends paid in stock, at such times as dividends are paid in stock and (y) with respect to the redemption premium, each regular dividend payment date based on the constant interest method; provided, however, if the Company has no, or projects no, accumulated or current earnings or profits for any taxable year, withholding shall not be required to the extent permitted by law, and if withholding is required, the Company shall pay such additional amounts but the TCW Investors and the TCW Investors' Foreign Partners shall apply for any available refund of their withholding taxes and pay it to the Company.

            Section 4.3. Directors' and Officers' Indemnification, Insurance and Expense. (a) The Company (together with its successors and assigns, the "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is now, or becomes at any time after the date hereof, a director of Company (each, an "Indemnified Party") against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed before or after the term of this Agreement) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director of Company and relates to or arises out of any action or omission ("Indemnified Liabilities") to the full extent a corporation is permitted under applicable law to indemnify its directors, as the case may be. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, (x) the Indemnifying Party will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; (y) the Indemnifying Party shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; and (z) the Indemnifying Party shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section 4.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Party, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have under this paragraph except to the extent such failure to give notice materially and irreparably prejudices the Indemnifying Party.

            (b) Except to the extent required by law, no party hereto will take any action so as to amend, modify or repeal the provisions for indemnification of directors contained in the Charter Documents of Company in such a manner as would adversely affect the rights of any Indemnified Party.

            (c) From and after the date hereof, to the extent commercially available, Company shall maintain directors' liability insurance for each director of Company of a character usually insured by corporations engaged in the same or similar business in the amounts customarily insured against by such corporations; provided, that such amount shall at least be $5,000,000.

            (d) To the fullest extent permitted by applicable law, Company shall, from time to time upon request therefor, promptly reimburse each director of Company for the reasonable out-of-pocket expenses incurred by him or her in connection with his or her attendance at meetings of the Board and committees thereof and any other activities undertaken by him or her in his or her capacity as a director of Company. The foregoing shall be in addition to, and not in lieu of, any indemnification or reimbursement obligations of Company or its Subsidiaries under the Charter Documents (or comparable charter documents) and this Section 4.3.

            (e) The provisions this Sections are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, and shall be in addition to any other rights such Indemnified Party or director may have under the Charter Documents (or comparable charter documents) of Company and its Subsidiaries.

            Section 4.4. Financial Statements, Certificates and Information. The Company will deliver to the TCW Investors:

            (a) as soon as practicable, but in any event not later then ninety
(90) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries and the consolidating balance sheet of the Company and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified by the Company's independent certified public accountants;

            (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Company, copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries and the unaudited consolidating balance sheet of the Company and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for such quarter and the portion of the Company's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of the Company and their Subsidiaries on the date thereof (subject to year-end adjustments);

            (c) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries and unaudited consolidating balance sheet of the Company and their Subsidiaries, each as at the end of such month, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for such month, all in reasonable detail and each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial condition of the Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

            (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Company setting forth in reasonable detail computations evidencing compliance with certain covenants made by the Company and (if applicable) reconciliations to reflect changes in generally accepted accounting principles to the Balance Sheet Date;

            (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Company;

            (f) on or prior to the end of each fiscal year of the Company and their Subsidiaries and otherwise from time to time upon request of the TCW Investors, a monthly budget for the next fiscal year of the Company and their Subsidiaries including pro forma consolidated and consolidating (prepared by division rather than by corporate entity) statements of income and consolidated statement of cash flows of the Company and their Subsidiaries; and

            (g) from time to time such other financial data and information (including accountants, management letters) as the TCW Investors may reasonably request.

            (h) Company shall notify the TCW Investors forthwith in writing, upon becoming aware of any default or event which is or would be, upon the passing of time, a "Voting Rights Triggering Event," including any occasion upon which the Maintenance Test Ratio exceeds the Maximum Test Ratio (as such terms are defined in the Certificate of Designation).

            Section 4.5. Additional Provisions.

            (a) Notwithstanding anything herein to the contrary, the provisions of this Agreement as they relate to securities of the Company owned or controlled directly or indirectly at any time by Jefferies shall be limited to the Jefferies Warrants and the Common Stock received upon exercise thereof.

            (b) Following an IPO, if requested by Holdings, Company shall cooperate in good faith with Holdings to register under the Securities Act of 1933, as amended, the shares of Common Stock held by Holdings; provided such registration has no material adverse affect on the Company and does not materially interfere with the rights of the Holders hereunder or materially interfere with the rights granted under any registration rights agreement.

            (c) So long as Holdings and Company are consolidated for federal income tax purposes, Holdings shall not own any assets or conduct any operations other than ownership of the stock of the Company and incidental activities related thereto.

            (d) Notwithstanding the fact that Company has agreed to issue to TAMCO the TAMCO Warrants, each party to this

Agreement acknowledges and agrees that TAMCO, the TCW Investors and their respective Affiliates are not acting in any agency, advisory or other fiduciary capacity with respect to the Company or any other Holder (except as provided in Section 4.6 hereof) in connection with the transactions contemplated by the Offering Circular.

            Section 4.6. TCW Agent and Management Agent.

            Each of the TCW Investors, individually and in the capacity in which they are acting herein, hereby appoint TAMCO as agent (together with its successors in such capacity herein referred to as the "TCW Agent") to act for and on behalf of the TCW Investors under and pursuant to this Agreement, until such time as the TCW Agent and Company receives written notice from the holders of a majority of the shares of Common Stock (measured on a fully diluted basis, assuming the exercise of all Convertible Securities as of the time of determination) owned by the TCW Investors, that TAMCO has been removed as the TCW Agent and a successor has been named, in which case such successor shall act as the TCW Agent hereunder for all purposes.

            Each of the Management Stockholders, individually and in the capacity in which they are acting herein, hereby appoint Anwar S. Soliman as agent (together with his successors in such capacity herein referred to as the "Management Agent") to act for and on behalf of the Management Stockholders under and pursuant to this Agreement, until such time as Anwar S. Soliman and Company receives written notice from the holders of a majority of the shares of Common Stock (measured on a fully dilute basis, assuming the exercise of all Convertible Securities as of the time of determination) owned by the Management Stockholders, that Anwar S. Soliman has been removed as the Management Agent and a successor has been named, in which case such successor shall act as the Management Agent hereunder for all purposes.

            The TCW Agent and the Management Agent (collectively referred to hereinafter as the "Agents") do hereby accept such appointment and are authorized to act on behalf of the TCW Investors and the Management Stockholders, respectively, in (i) exercising rights and remedies with respect to any matter under or pursuant to this Agreement, (ii) giving notices to the parties hereto, (iii) receiving information or notices from the parties hereto,
(iv) communicating to the parties hereto determinations required or permitted to be made under this Agreement, and (v) all other actions which the TCW Investors or the Management Stockholders, respectively, are entitled to take hereunder. Such appointment of TAMCO as agent for the TCW Investors and Anwar S. Soliman as agent for the Management Stockholders shall not, however, impair or modify any rights, obligations or duties which TAMCO or any Affiliate of TAMCO otherwise has with respect to any of the TCW Investors, individually or as a group, or which Anwar S. Soliman otherwise has with respect to any of the Management Stockholders.

            In its administration of this Agreement as an agent, the TCW Agent and the Management Agent, respectively (i) shall have no duty or fiduciary relationship, except as expressly set forth in this Agreement with respect solely to the parties for whom such Agent acts, (ii) may request and rely on written directions from the TCW Investors and the Management Stockholders, respectively, (iii) may execute any duty under this Agreement by and through agents or attorneys selected by it using reasonable care, (iv) shall have liability only as to acts of gross negligence and willful misconduct, and shall not be liable for any other party's failure to perform under this Agreement, and
(v) shall be entitled to rely upon any communication by a proper party which it believes to be genuine.


                                    ARTICLE V

                               CERTAIN DEFINITIONS

            Except for capitalized terms defined elsewhere in this Agreement or the following terms, which shall have the definitions set forth below, capitalized terms used herein shall have the meanings set forth in the Purchase
Agreement:

            "Affiliate" has the meaning given such term in Rule 12b-2 under the Exchange Act.

            "Board" has the meaning set forth in Section 1.1.

            "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

            "Bylaws" means the By-laws of the Company as set forth in Exhibit
3.3 to the Company Annual Report on Form 10-K for the fiscal year ended December 30, 1996.

            "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

            "Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 12% Series A Senior Pay-In-Kind Exchangeable Preferred Stock and the 12% Series B Senior Pay-In-Kind Exchangeable Preferred Stock and Qualifications, Limitations or Restrictions Thereof, as filed with the Secretary of State of the State of Delaware on February 24, 1998.

            "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on February 23, 1998.

            "Charter Documents" has the meaning set forth in Section 1.1 hereof.

            "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated, whether voting or non-voting) of Company's common stock, par value $.01 per share, whether outstanding on the date hereof or issued after such date, and includes, without limitation, all series and classes of such common stock.

            "Compensation Committee" has the meaning set forth in Section 2.4.

            "Convertible Securities" means any warrants, options or rights to acquire shares or securities convertible into or exchangeable for shares of Common Stock.

            "Employment Agreements" means each of (i) the Amended and Restated Employment Agreement dated as of December 14, 1992, between the Company and Anwar S. Soliman; (ii) the Amended and Restated Employment Agreement dated as of December 14, 1993, between the Company and Ralph S. Roberts; and (iii) the Amended and Restated Employment Agreement dated as of December 14, 1993, between the Company and Wilfred H. Partridge.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Securities and Exchange Commission, that are in effect on the date hereof.

            "IPO" means an underwritten initial public offering of Common Stock by Company pursuant to an effective registration statement under the Securities Act.

            "Permitted Issuances" means, (i) any issuance of shares of Common Stock by Company pursuant to the exercise or conversion of Convertible Securities outstanding on the date hereof, including the Warrants and the other Convertible Securities identified on Schedule I; (ii) the sale or issuance of shares of Common Stock or Convertible Securities pursuant to any employee stock option plan, stock purchase plan, employee benefit plan, employment contract, or any similar benefit or incentive program or agreement, where the primary purpose of such plan, program or agreement is not to raise capital for the Company and in case where such sale or issuance or plan is approved by the Compensation Committee; (iii) the issuance of shares of Common Stock or Convertible Securities pursuant to any merger transaction involving the Company or any of its Subsidiaries as direct consideration for the acquisition by the Company or any of its subsidiaries of assets or another business entity; (iv) the issuance of preferred stock authorized under the Certificate of Designation; or (v) a Registered Underwritten Public Offering, provided that immediately after giving effect to such Registered Public Offering, Holders and Permitted Transferees who are then parties to this Agreement own and control (including, without limitation, the power to vote for directors and approve amendments to the Charter Documents) at least a majority of the outstanding shares of Common Stock measured on both an actual and fully diluted basis (assuming, with respect solely to the determination of outstanding shares on a fully diluted basis, the exercise of all Convertible Securities as of the time of determination).

            "Permitted Transferees" has the meaning set forth in
Section 3.1(d) hereof.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union or association.

            "Public Company Date" means the date that is 45 days after the date upon which underwritten primary public offerings of Common Stock of the Company pursuant to effective registration statements under the Securities Act have resulted in 35% of the Company's Common Stock (measured on a fully diluted basis after giving effect to such offering) being sold to the public and in the Company's Common Stock being listed for trading on any of the New York Stock Exchange, the NASDAQ National Market or the American Stock Exchange.

            "Registered Underwritten Public Offering" means issuances of Common Stock by the Company to the public in an underwritten offering registered under the Securities Act, immediately whereafter the Common Stock is listed for trading on any of the New York Stock Exchange, NASDAQ National Market or the American Stock Exchange.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other

Subsidiaries or by the Company and one or more other Subsidiaries.

            "Transfer" has the meaning set forth in Section 3.1(a).

            "Transferee" has the meaning set forth in Section 3.1(b).

            "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

            "Wholly Owned Subsidiary" means a Person all of whose capital stock is owned by the Company or a Wholly Owned Subsidiary of the Company.

                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 6.1. Amendment; Termination. This Agreement shall not be terminated, modified or amended except as provided in the following sentence. This Agreement (i) may be terminated by a majority of the entire Board, with the concurrence of the TCW Investors and (ii) may be terminated, modified or amended by approval of each of (A) the holders of a majority of the outstanding shares of Common Stock of the Company (measured on a fully diluted basis assuming the conversion of all Convertible Securities) owned by the TCW Investors; (B) the holders of a majority of the outstanding shares of Common Stock of the Company (measured on a fully diluted basis assuming the conversion of all Convertible Securities) owned by the Management Stockholders; and (C) Holdings; provided that Jefferies' approval shall be required with respect to modifications or amendments to this Agreement that impose additional material obligations on Jefferies and its Permitted Transferees.

            Section 6.2. Notices. All notices to be given by any party hereunder shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) Business Days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

      (i) in the case of Company, Holdings or any Management Stockholder to:

            c/o American Restaurant Group, Inc.
            450 Newport Center Drive, 6th Floor
            Newport Beach, CA  92660
            Attention:  Chairman
            Telecopy:   (714) 721-8941

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Attention:  Philip T. Ruegger III, Esq.
            Telecopy:   (212) 455-2502

      (ii) in the case of TAMCO or the TCW Investors to:

            TCW Asset Management Company
            11100 Santa Monica Blvd., 20th Floor
            Los Angeles, CA  90025
            Attention:  Nicholas W. Tell
            Telecopy:   (310) 235-5966

            with a copy to:

            Milbank, Tweed, Hadley & McCloy
            601 South Figueroa Street, 30th Floor
            Los Angeles, CA  90017
            Attention:  Kenneth J. Baronsky, Esq.
            Telecopy:   (213) 629-5063

      (iii) in the case of Jefferies to:

            Jefferies & Company, Inc.
            11100 Santa Monica Blvd., 10th Floor
            Los Angeles, CA  90025
            Attention:  Jerry M. Gluck
            Telecopy:   (310) 575-5165

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            300 South Grand Avenue
            Suite 3400
            Los Angeles, CA  90071
            Attention:  Rod A. Guerra, Jr.
            Telecopy:   (213) 687-5600

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 6.2.

            Section 6.3. Binding Effect. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations, statements and agreements of the parties hereto with respect to the subject hereof, and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

            Section 6.4. Counterparts. This Agreement may be executed in counterparts and all of which are deemed to be one and the same agreement binding upon each of the parties hereto.

            Section 6.5. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

            Section 6.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine, except for matters of corporate law, which shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

            Section 6.7. Injunctive Relief. It is hereby agreed and acknowledged by each of the parties hereto that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

            Section 6.8. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

            Section 6.9. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in the Company's capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.


                           [SIGNATURE PAGES FOLLOW]

             [SIGNATURE PAGE 1 OF 5 TO SECURITYHOLDERS AGREEMENT]

            IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.

"COMPANY":              AMERICAN RESTAURANT GROUP, INC.

                              By:   /s/ WILLIAM J. McCAFFREY, JR.
                                  ----------------------------------------------
                              Name:  William J. McCaffrey, Jr.
                              Its:   Vice President and Chief Financial Officer

             [SIGNATURE PAGE 2 OF 5 TO SECURITYHOLDERS AGREEMENT]

"HOLDERS":

      "HOLDINGS":       AMERICAN RESTAURANT GROUP HOLDINGS, INC.


                              By:   /s/ WILLIAM J. McCAFFREY, JR.
                                  ----------------------------------------------
                              Name:  William J. McCaffrey, Jr.
                              Its:   Vice President and Chief Financial Officer

             [SIGNATURE PAGE 3 OF 5 TO SECURITYHOLDERS AGREEMENT]

      "JEFFERIES":      JEFFERIES & COMPANY, INC.


                              By:   /s/ RICHARD A. GOLDENBERG
                                  ----------------------------------------------
                              Name:  Richard A. Goldenberg
                              Its:   Power of Attorney

             [SIGNATURE PAGE 4 OF 5 TO SECURITYHOLDERS AGREEMENT]

      "MANAGEMENT
       STOCKHOLDERS":         /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              Anwar S. Soliman


                              /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              Roberts Family Limited Partnership


                              /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              William J. McCaffrey, Jr.


                              /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              Wilfred H. Partridge


                              /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              Patrick J. Kelvie


                              /s/ WILLIAM J. McCAFFREY, JR.
                              ----------------------------------------------
                              Meredith Taylor

             [SIGNATURE PAGE 5 OF 5 TO SECURITYHOLDERS AGREEMENT]

      "TAMCO":          TCW ASSET MANAGEMENT COMPANY

                              By:     /s/  MELISSA V. WELLER
                                 --------------------------------------------
                              Name: Melissa V. Weller
                              Its:  Managing Director

                              By:     /s/  NICHOLAS W. TELL
                                 --------------------------------------------
                              Name: Nicholas W. Tell
                              Its:  Senior Vice President



      "TCW INVESTORS": TCW SHARED OPPORTUNITY FUND II, L.P.

                              By:   TCW Investment Management Company
                              Its: Investments Manager

                              By:     /s/  MELISSA V. WELLER
                                 --------------------------------------------
                              Name: Melissa V. Weller
                              Its:  Managing Director

                              By:     /s/  NICHOLAS W. TELL
                                 --------------------------------------------
                              Name: Nicholas W. Tell
                              Its:  Senior Vice President

                              TCW LEVERAGED INCOME TRUST, L.P.

                              By:   TCW Advisory (Bermuda), Ltd.
                              Its: General Partner

                              By:     /s/  NICHOLAS W. TELL
                                 --------------------------------------------
                              Name: Nicholas W. Tell
                              Its:  Senior Vice President

                              By:     /s/  MELISSA V. WELLER
                                 --------------------------------------------
                              Name: Melissa V. Weller
                              Its:  Managing Director

                              BROWN UNIVERSITY

                              By: Brown University Third Century Fund

                              By:     /s/  MARK L. ATTANASIO
                                 --------------------------------------------
                              Name: Mark L. Attanasio
                              Its:  Investment Manager

                              TCW SHARED OPPORTUNITY FUND IIB, LLC

                              By:   TCW Asset Management Company
                             Its: Investments Manager

                              By:     /s/  MELISSA V. WELLER
                                 --------------------------------------------
                              Name: Melissa V. Weller
                              Its:  Managing Director

                              By:     /s/  NICHOLAS W. TELL
                                 --------------------------------------------
                              Name: Nicholas W. Tell
                              Its:  Senior Vice President

                                   SCHEDULE I


                                      Shares of            Type of Convertible
"Holders"                           Common Stock                 Security
---------                           ------------           -------------------
"TAMCO"

    TCW Asset Management                                      TAMCO Warrants
    Company                               0                        875

"TCW INVESTORS"

    TCW Shared Opportunity                                       Warrants
    Fund II, L.P.                         0                       5,000

    TCW Leveraged Income                                         Warrants
    Trust, L.P.                           0                       10,000

                                                                  Warrants
    Brown University                      0                       1,000

    Shared Opportunity Fund                                      Warrants
    IIB, LLC                              0                       2,000

"Jefferies"                                                 Jefferies Warrants

    Jefferies & Company, Inc.             0                       3,500

"Holdings"

    American Restaurant Group
    Holdings, Inc.                     93,150                       0

"Management Stockholders"

    Anwar S. Soliman                   19,409                       0

    Roberts Family Limited
    Partnership                         9,702                       0

    William J. McCaffrey, Jr.           2,426                       0

    Wilfred H. Partridge                2,426                       0

    Patrick J. Kelvie                    387                        0

    Meredith Taylor                      581                        0

TOTAL SHARES:                          128,081                    22,375